EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of
China Biologic Products, Inc.

We consent to the use of our report dated March 23, 2010, except for the effects on the consolidated financial statements of the restatement described in Note 2, as to which the date is March 31, 2011, with respect to the consolidated balance sheets of China Biologic Products, Inc. and Subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income and other comprehensive income, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2009, which report appear in the December 31, 2010 annual report on Form 10-K of China Biologic Products, Inc.

We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-171069) and the registration statement on Form S-8 (No. 333-151263), of the report described above, appearing in the annual report on Form 10-K of China Biologic Products, Inc. for the year ended December 31, 2010.

/s/ Frazer Frost, LLP

Brea, California
March 31, 2011